Exhibit 99.1

 September 20, 2023
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  Janet Kavinoky (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES
SENIOR LEADERSHIP CHANGES

Birmingham, Alabama – September 20, 2023 – Vulcan Materials Company (NYSE: VMC), the nation's largest producer of construction aggregates, today announced the following leadership changes, effective immediately.

Thompson S. (Tom) Baker II (65), previously Vulcan’s Chief Operating Officer, has been appointed to the position of President. In this role, Mr. Baker will continue to lead enterprise-wide strategic initiatives and support and advise the Company’s Senior Leadership Team. Mr. Baker will continue to report to Tom Hill, Chairman and CEO.

“Tom has a deep understanding of the construction materials industry. Vulcan—and particularly our talented management team—will continue to benefit from his valuable expertise and thoughtful leadership in his role as President,” said Mr. Hill.

Ronnie A. Pruitt (53), previously Senior Vice President of Vulcan's Southwest and Western Divisions, has been promoted to the position of Chief Operating Officer (COO).  In his new role, Mr. Pruitt will be responsible for driving profitability in all product lines, continuous improvement through the Vulcan Way of Selling and Vulcan Way of Operating, and continued growth and expansion for the Company. Mr. Pruitt will report to Mr. Hill.

“Ronnie’s promotion to COO positions us well for continued execution of our two-pronged strategy, enhancing our core and expanding our reach. His industry experience and accomplishments will be integral in driving continued execution of our strategic objectives.”

“Succession planning is an important and ongoing focus of our Board of Directors," said Mr. Hill. “We have a senior team with exceptional leadership skills and extensive experience both within the industry and at the Company. This team remains committed to excellence and further enhancing shareholder value.”

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.